Exhibit 99.12

June 19, 2012

Expedition Holding Company, Inc.

c/o Insight Venture Management, LLC

680 Fifth Avenue, 8th Floor

New York, New York 10019

Ladies and Gentlemen:

This letter agreement (this “Agreement”) sets forth the commitment of certain funds managed by Insight Venture Management, LLC, which are party hereto (the “Insight Funds”) and a certain fund managed by Vector Capital Corporation, which is party hereto (the “Vector Fund” and together with the Insight Funds, the “Sponsors”), subject to the terms and conditions contained herein, to purchase certain equity interests of Expedition Holding Company, Inc., a Delaware corporation (“Parent”). It is contemplated that, pursuant to an Agreement and Plan of Merger (as amended, restated, supplemented or otherwise modified from time to time, including Amendment No. 1 to Agreement and Plan of Merger dated June 19, 2012, the “Merger Agreement”), dated as of March 8, 2012, by and among Quest Software, Inc. (the “Company”), Parent and Expedition Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), Merger Sub will be merged with and into the Company (the “Merger”), with the Company being the surviving entity of such Merger and a wholly-owned subsidiary of Parent. Each capitalized term used and not defined herein shall have the meaning ascribed thereto in the Merger Agreement.

1. Commitment. (a) Each of the Insight Funds hereby commits (the “Insight Commitment”), subject to the terms and conditions set forth herein, that, at or prior to the Closing, it shall purchase, or shall cause the purchase of, directly or indirectly through one or more intermediate entities, the percentage of equity securities of Parent set forth on Schedule I hereto (which percentage shall reflect the Insight Funds having a lower effective cost per share than the Rollover Investors) with an aggregate purchase price in cash equal to $190 million and (b) the Vector Fund hereby commits (the “Vector Commitment” and, together with the Insight Commitment, the “Commitment”), subject to the terms and conditions set forth herein, that, at or prior to the Closing, it shall purchase, or shall cause the purchase of, directly or indirectly through one or more intermediate entities, the percentage of equity securities of Parent as set forth on Schedule I hereto (which percentage shall reflect the Vector Fund having a lower effective cost per share than the Rollover Investors) with an aggregate purchase price in cash equal to $190 million, in each case to (i) fund a portion of the aggregate Merger Consideration and any other amounts required to be paid pursuant to the Merger Agreement, (ii) pay all related fees and expenses pursuant to the Merger Agreement and (iii) fund the acquisition by Parent from the Rollover Investors of a number of shares of Company Common Stock equal to $120 million (the “Initial Equity Contribution”) divided by the Merger Consideration, with substantially all of the proceeds of the Initial Equity Contribution being used to repay in full the indebtedness for borrowed money of the Rollover Investors encumbering the Rollover Shares, immediately prior to the consummation of the Merger, in order to effect the release of any liens, charges or encumbrances on the Rollover Shares on or immediately prior to the time in which such Rollover Investors are required to consummate the Rollover Investment at the Closing; provided, that if, and to the extent that, Parent does not require the full amount of the Insight

Commitment taken together with the Vector Commitment to fund the aggregate Merger Consideration pursuant to and in accordance with the Merger Agreement and to pay fees and expenses contemplated thereby, then the amount of the Insight Commitment and the Vector Commitment to be funded, respectively, under this Agreement may be reduced by such amounts and in such proportion as the Insight Funds and the Vector Fund shall jointly agree. The proceeds from the Commitment pursuant to this Agreement shall be used by Parent solely to satisfy the purposes set forth in the foregoing sentence and not for any other purpose.

2. Conditions. The Commitment shall be subject to (i) the execution and delivery of the Merger Agreement by the Company, (ii) the satisfaction or waiver of each of the conditions to Parent’s and Merger Sub’s obligations to effect the Closing set forth in Sections 6.1 and 6.2 of the Merger Agreement (other than any conditions that by their nature are to be satisfied at the Closing, but subject to the prior or substantially concurrent satisfaction or waiver of such conditions), (iii) (a) the Debt Financing (including any alternative financing that has been obtained in accordance with, and satisfies the conditions of, Section 5.5(a) of the Merger Agreement) has been funded in accordance with the terms thereof or will be funded in accordance with the terms thereof at the Closing if the Equity Financing is funded at the Closing and the Rollover Investment is made at Closing and (b) the Rollover Investment is made at Closing or will be made at Closing if the Debt Financing and the Equity Financing are funded at Closing, and (iv) the substantially simultaneous consummation of the Merger in accordance with the terms of the Merger Agreement.

3. Parties in Interest; Third Party Beneficiaries. The parties hereto hereby agree that their respective agreements and obligations set forth herein are solely for the benefit of the other parties hereto and their respective successors and permitted assigns, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto and their respective successors and permitted assigns any benefits, rights or remedies under or by reason of, or any rights to enforce or cause Parent to enforce, the obligations set forth herein; provided, that the Company is an express third-party beneficiary hereof and shall have the enforcement rights provided in Section 4 and Section 8.8 of the Merger Agreement.

4. Enforceability. This Agreement may only be enforced by (i) Parent at the direction of the Insight Funds (upon consultation with and concurrence by the Vector Fund), (ii) the Company pursuant to the Company’s right to seek specific performance of Parent’s obligation to enforce each of the Insight Funds’ and Vector Fund’s obligations to fund the Insight Commitment and the Vector Commitment, respectively, in accordance with the terms hereof, pursuant to, and subject to, and solely in accordance with, the terms and conditions of, Section 8.8 of the Merger Agreement and those set forth herein or (iii) the Company directly seeking specific performance of each Insight Fund’s and Vector Fund’s obligation to fund the Insight Commitment and the Vector Commitment, respectively, under the circumstances and only under the circumstances in which the Company would be permitted by Section 4(ii) of this Agreement and Section 8.8 of the Merger Agreement to obtain specific performance requiring Parent to enforce each of the Insight Funds’ and Vector Fund’s obligations to fund the Insight Commitment and the Vector Commitment, respectively. Each of the Sponsors agrees that irreparable damage may occur in the event that any covenant, obligation or agreement set forth in this Agreement were not performed by it in accordance with its specific terms or were otherwise breached. Each of the Sponsors agrees that, in the event of any breach or threatened breach by it of any covenant, obligation or agreement contained in this Agreement, such failure to perform or breach may cause Parent and the Company to sustain damages for which they would not have an adequate remedy at law for money damages, and thus Parent and the Company shall be entitled (in addition to any other remedy that may be available to them, including monetary damages) to seek (a) a decree or order of specific performance to enforce the observance and performance of such covenant, obligation or agreement and (b) an injunction restraining such breach or threatened breach. Each of the Sponsors further agrees that neither Parent nor the Company shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 4, and each of the Sponsors irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

5. No Modification; Entire Agreement. This Agreement may not be amended or otherwise modified without the prior written consent of Parent, the Sponsors and the Company. Together with the Merger Agreement, the Insight Confidentiality Agreement and the Vector Confidentiality Agreement, this Agreement constitutes the sole agreement, and supersedes all prior agreements, understandings and statements, written or oral, between the Sponsors or any of their respective Affiliates, on the one hand, and Parent or any of its Affiliates, on the other, with respect to the transactions contemplated hereby including, but not limited to, that certain letter agreement dated March 8, 2012, by and among the Insight Funds and Parent. Except as expressly permitted in Section 2 hereof, no transfer or assignment of any rights or obligations hereunder shall be permitted without the prior written consent of Parent, the Sponsors and the Company. Any transfer in violation of the preceding sentence shall be null and void.

6. Governing Law; Jurisdiction; Venue; Waiver of Jury Trial. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, applicable to contracts executed in and to be performed entirely within that State, regardless of the laws that might otherwise govern under any applicable conflict of laws principles. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in the Chancery Court of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) and the parties hereto hereby irrevocably submit to the exclusive jurisdiction and venue of such courts in any such action or proceeding and irrevocably waive the defense of an inconvenient forum or lack of jurisdiction to the maintenance of any such action or proceeding. The parties hereto consent to the service of process in any manner permitted by the laws of the State of Delaware. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING BETWEEN THE PARTIES HERETO ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

7. Counterparts. This Agreement may be executed in any number of counterparts (including by facsimile or by .pdf delivered via email), each such counterpart when executed being deemed to be an original instrument, and all such counterparts shall together constitute one and the same agreement.

8. Confidentiality. This Agreement shall be treated as confidential and is being provided to Parent and the Company solely in connection with the Merger. This Agreement may not be used, circulated, quoted or otherwise referred to in any document by Parent or the Company except with the prior written consent of Parent in each instance; provided, that no such written consent is required for any disclosure of the existence or content of this Agreement (i) to the extent required by applicable Law, the applicable rules of any national securities exchange or in connection with any SEC filing relating to the Merger (provided, that Parent or the Company, as applicable, will provide the Sponsors an opportunity to review such required disclosure in advance of such public disclosure being made), (ii) to the extent that the information is already publicly available other than as a result of a breach of this Agreement by Parent, the Company or any other Person, (iii) pursuant to any litigation relating to the Merger, the Merger Agreement or the transactions contemplated thereby or (iv) Parent’s or the Company’s Affiliates and Representatives who need to know of the existence of this Agreement.

9. Termination. The obligations of the Sponsors under or in connection with this Agreement will terminate automatically and immediately upon the earliest to occur of (a) the Closing (at which time all such obligations shall be discharged) and (b) the termination of the Merger Agreement pursuant to its terms (unless the Company shall have previously commenced an action pursuant to clauses (ii) or (iii) of the first sentence of Section 4 hereof, in which case this Agreement shall terminate upon the final, non-appealable resolution of such action and satisfaction of the Sponsors of any obligations finally determined or agreed to be owed by the Sponsors, consistent with the terms hereof).

10. No Assignment. The Commitment evidenced by this Agreement shall not be assignable, in whole or in part, by Parent without the Sponsors’ prior written consent, and the granting of such consent in a given instance shall be solely in the discretion of the Sponsors and, if granted, shall not constitute a waiver of this requirement as to any subsequent assignment. Any purported assignment of this Agreement or the Commitment in contravention of this Section 10 shall be void.

11. Representations and Warranties. Each of the Sponsors hereby, severally and not jointly, represents and warrants to Parent that (a) it has all limited partnership power and authority to execute, deliver and perform this Agreement, (b) the execution, delivery and performance of this Agreement by it has been duly and validly authorized and approved by all necessary limited partnership, corporate or other organizational action by it, (c) this Agreement has been duly and validly executed and delivered by it and constitutes a valid and legally binding obligation of it, enforceable against it in accordance with the terms of this Agreement, (d) its Commitment is less than the maximum amount that it is permitted to invest in any one portfolio investment pursuant to the terms of its constituent documents or otherwise, (e) it has uncalled capital commitments or otherwise has available funds in excess of the sum of its Commitment hereunder plus the aggregate amount of all other commitments and obligations it currently has outstanding and (f) the execution, delivery and performance by the undersigned of this letter agreement do not (i) violate the organizational documents of the undersigned, (ii) violate any applicable Law or judgment or (iii) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of any benefit under, any Contract to which the undersigned is a party.

12. Severability. If any term, condition or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision hereof is invalid, illegal or incapable of being enforced, (a) a suitable and equitable term or provision determined by a court of competent jurisdiction shall be substituted therefor in order to carry out, so far as may be valid, legal and enforceable under applicable Law, the intent and purpose of such invalid, illegal or unenforceable term or provision and (b) the remainder of this Agreement and the application of such terms and other provision to other Persons or circumstances shall not be affected by such invalidity, illegality or unenforceability, nor shall such invalidity, illegality or unenforceability affect the validity, legality or enforceability of such term or provision, or the application of such term or provision, in any other jurisdiction.

[signature page follows]

Insight Venture Partners VII, L.P.
	by:	Insight Venture Associates VII, L.P., its general partner
	by:	Insight Venture Associates VII, Ltd., its general partner

By:	/s/ Blair M. Flicker
Name: Blair M. Flicker
Title: Vice President

Insight Venture Partners (Cayman) VII, L.P.
	by:	Insight Venture Associates VII, L.P., its general partner
	by:	Insight Venture Associates VII, Ltd., its general partner

By:	/s/ Blair M. Flicker
Name: Blair M. Flicker
Title: Vice President

Insight Venture Partners VII (Co-Investors), L.P.
	by:	Insight Venture Associates VII, L.P., its general partner
	by:	Insight Venture Associates VII, Ltd., its general partner

By:	/s/ Blair M. Flicker
Name: Blair M. Flicker
Title: Vice President

[Signature Page to Equity Commitment Letter]

Insight Venture Partners (Delaware) VII, L.P.
	by:	Insight Venture Associates VII, L.P., its general partner
	by:	Insight Venture Associates VII, Ltd., its general partner

By:	/s/ Blair M. Flicker
Name: Blair M. Flicker
Title: Vice President

Insight Venture Partners Coinvestment Fund II, L.P.
	by:	Insight Venture Associates Coinvestment II, L.P., its general partner
	by:	Insight Holdings Group, LLC, its general partner

By:	/s/ Blair M. Flicker
Name: Blair M. Flicker
Title: Vice President

Vector Capital IV, L.P.
	by:	Vector Capital Partners IV, L.P., its general partner
	by:	Vector Capital, L.L.C., a general partner

By:	/s/ David Baylor
Name: David Baylor
Title: Chief Operating Officer

Agreed to and accepted:

EXPEDITION HOLDING COMPANY, INC.

By:	/s/ Michael Triplett
Name:	Michael Triplett
Title:	President

[Signature Page to Equity Commitment Letter]